For the semi-annual period ended September 30, 2007
File number 811-04710



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


      An Annual Meeting of Stockholders was held on August 17,
2007. At such meeting the stockholders elected the entire slate of Class III Directors.


a)	Approval of Directors

            					Affirmative		 Shares
            					votes cast 		Withheld

		David J. Brennan		7,904,501			328,580
		Robert F. Gunia 		7,941,987			291,095
		Nicholas T. Sibley		8,031,405			201,676





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